Exhibit 99.2

Lee Enterprises Announces that Director Nomination Notice from Alden is Invalid

Alden Not Entitled to Nominate Board Candidates for the 2022 Annual Meeting

DAVENPORT, Iowa – December 3, 2021 – Lee Enterprises, Incorporated (NASDAQ: LEE) (“Lee” or the “Company”) announced that the notice submitted by Alden Global Capital, LLC (together with its affiliates, “Alden”), which purported to nominate three candidates to stand for election to Lee’s Board of Directors at the Company’s 2022 Annual Meeting, is invalid.

Lee’s Board of Directors thoroughly reviewed Alden’s notice and found that the submission did not meet several essential requirements clearly set forth in Lee’s publicly available bylaws. The Board made the following statement:

“Lee’s bylaws provide a very clear and simple procedure for investors to nominate candidates for election to Lee’s Board of Directors. The nomination procedure and information requirements in our bylaws are consistent with those of the vast majority of public companies incorporated in Delaware. Over the past few years, hundreds of investors – including many that have been advised by Alden’s two law firms – have properly fulfilled these types of notice requirements and information requests.

Alden, however, failed to meet the most basic and most important requirement of our director nomination procedure: demonstrating it is eligible to nominate directors. Instead of following the straightforward process outlined in Lee’s bylaws to provide proof that Alden is an eligible shareholder, Alden attempted to circumvent the requirement by having an unrelated, third-party shareholder send a cover letter attaching an incomplete and internally inconsistent nomination notice from Alden. In addition, Alden’s nomination notice does not comply with several other substantive requirements of Lee’s bylaws.

Alden’s hasty and convoluted attempt to work around our simple and common procedure on the eve of the nomination deadline does not meet the clear requirements of Lee’s bylaws. Alden’s failure is entirely of its own making. Alden is not entitled to invent its own process for its convenience.

Lee adopted its common procedural and disclosure protections to ensure the orderly exercise of shareholder rights and the integrity of director elections. The requirements are clearly stated and have been publicly available for over two years. Lee’s Board of Directors, acting as fiduciaries on behalf of all Lee shareholders, will enforce those procedures and transparency requirements.”

Lee’s Board has determined that Alden’s attempted nomination notice does not satisfy the clear requirements of its bylaws. Because Alden failed to deliver a notice that complies with Lee’s bylaw requirements prior to the nomination deadline, Alden may not nominate any candidates for election to the Board at the 2022 Annual Meeting. Accordingly, Lee will not recognize Alden’s nominations, and any proxies submitted, or votes cast, for the election of Alden’s director candidates will be disregarded.

A copy of the Company’s letter to Alden, detailing the deficiencies in its submission, will be filed with the U.S. Securities and Exchange Commission (“SEC”) on Form 8-K today.

As previously disclosed, on November 22, 2021, Alden made an unsolicited non-binding proposal to purchase the Company for $24.00 per share in cash. In consultation with its financial and legal advisors, Lee’s Board of Directors is evaluating Alden’s proposal to determine the course of action that it believes is in the best interests of the Company and Lee shareholders.

Lee will announce the date of the 2022 Annual Meeting and file proxy materials with the SEC in due course. There is no need for Lee shareholders to take any action at this time.

About Lee Enterprises

Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and over 350 weekly and specialty publications serving 77 markets in 26 states. Year to date, Lee’s newspapers have average circulation of 1.0 million, and our legacy website, including acquisitions, reach more than 47 million digital unique visitors. Lee’s markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.

Forward-Looking Statements

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “aims,” “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in report relating to the Company may be found in the Company’s periodic filings with the SEC, including the factors described in the sections entitled “Risk Factors,” copies of which may be obtained from the SEC’s website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

Additional Information and Where to Find It

The Company intends to file a proxy statement and accompanying WHITE proxy card with the SEC with respect to the Company’s 2022 Annual Meeting of Shareholders. The Company’s shareholders are strongly encouraged to read such proxy statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information. The Company’s shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at www.lee.net.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2022 Annual Meeting of Shareholders. Information about the Company’s directors and executive officers is available in the Company’s (a) annual report on Form 10-K for the year ended September 27, 2020 filed with the SEC on December 11, 2020 and (b) proxy statement filed with the SEC on January 15, 2021 with respect to the Company’s 2021 Annual Meeting of Shareholders, as amended by the amendment to the proxy statement filed with the SEC on February 11, 2021. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s 2022 Annual Meeting of Shareholders.

Investor Contact IR@lee.net (563) 383-2100	Media Contact Jamie Tully/Jenny Gore Sard Verbinnen & Co Lee-SVC@sardverb.com